Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-05

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI ANNOUNCES 2007 RESULTS AND PROVIDES 2008 GUIDANCE

CARENCRO, LA – MARCH 17, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced 2007 net income of $9.4 million, or $0.40 per diluted share, on revenues of $172.5 million, compared to net income of $20.9 million, or $0.89 per diluted share, on revenues of $99.0 million for 2006. Operating income in 2007 increased 18.4% to $23.3 million compared to $19.7 million for 2006. The 54.9% decrease in net income compared to 2006 was due in large part to a $5.0 million provision for negotiated and anticipated transition incentives for certain executives and increased recorded tax expense of $5.5 million compared to an income tax benefit of $6.8 million in 2006.

Financial Highlights

— Revenues: Annual 2007 revenues increased by $73.5 million, or 74%, to $172.5 million as compared to the full year 2006. During the year, the Company acquired, BMJ Industrial Investments, L.L.C. and its wholly owned subsidiary Charles Holston, Inc. (collectively “Holston”) and certain assets of Cypress Consulting Services Inc. (“Cypress”) which were accretive to Revenue.

— Operating Income: Annual 2007 operating Income increased by $3.6 million, or 18.4%, to $23.3 million as compared to the full year 2006. As noted above, during the year, the Company acquired, Holston and certain assets of Cypress which were accretive to Operating Income notwithstanding a $5.0 million provision for negotiated and anticipated transition incentives for certain executives impacting General and Administrative Expense.

— Net interest expense: Annual 2007 net interest expense increased by $1.9 million or 39.7%, to $6.9 million due primarily to financing of the recent acquisitions.

— Income tax expense: The effective tax rate for the full year 2007 was 35.1% compared to a benefit of 45.3% in 2006. The rate increase is primarily due to the recordation of a $6.8 million tax benefit in 2006 as a result of the realization of a portion of benefits available from net operating loss carry forwards. All benefits of these net operating loss carry forwards were recorded by the end of 2006.

— Earnings before interest, taxes, depreciation and amortization, other income (expense), non-cash stock compensation and gain on debt extinguishment (“Adjusted EBITDA”): Annual 2007 Adjusted EBITDA was $36.6 million, 40.7% higher than the $26.0 million of Adjusted EBITDA reported for the comparable 2006 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand the Company’s financial performance. See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP financial measure is useful.

— Balance Sheet: Total debt was $54.1 million and cash and cash equivalents were $13.4 for a net debt position of $40.7 million as of December 31, 2007.

James C. Eckert, President and Chief Executive Officer of OMNI, commented “We are pleased with our overall performance for the year. The companies we acquired in 2007 made a significant contribution to our overall results. Our restructured senior management team will continue to focus their efforts on the continued integration and expansion of our core service lines. We continue to experience strong demand for our services, and although we are seeing flat conditions offshore and some weather and short term permit delays in our seismic drilling division, our backlog is very healthy and we are now running at full utilization. Overall, our outlook for 2008 is positive. We expect solid results for all our divisions, and look forward to achieving organic growth both in existing and new markets. We project 2008 Revenue, Adjusted EBITDA, and EPS (fully diluted) in the range of $180 million to $200 million, $40 million to $45 million and $0.50 to $0.63, respectively.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation Services and Other Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate successfully the acquisitions referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,
	2005	2006	2007
	(In thousands, except per share data)
Operating revenue	$43,350	$98,998	$172,479
Operating expenses:
Direct costs	27,515	59,830	110,252
Depreciation and amortization	4,627	5,660	10,761
General and administrative expenses (includes transition incentives of $5,000 in 2007)	8,497	13,780	28,117

Total operating expenses	40,639	79,270	149,130

Operating income	2,711	19,728	23,349
Interest expense	(2,836)	(4,966)	(6,936)
Gain (loss) on debt extinguishment	—	15	(1,100)
Gain on debenture conversion inducement	758	—	—
Other income	835	233	360

Income before income taxes	1,468	15,010	15,673
Income tax benefit (expense)	508	6,805	(5,504)

Net income from continuing operations	1,976	21,815	10,169
Loss from discontinued operations, net of taxes	(3,978)	—	—
Loss on disposal of discontinued operations assets, net of taxes	(2,271)	—	—

Net income (loss)	(4,273)	21,815	10,169
Dividends on preferred stock	(249)	(488)	(503)
Non-cash charge attributable to beneficial conversion feature of preferred stock	(745)	(458)	(255)

Net income (loss) available to common stockholders	$(5,267)	$20,869	$9,411

Basic income (loss) per common share:
Income from continuing operations	$0.07	$1.29	$0.52
Loss from discontinued operations	(0.30)	—	—
Loss on disposal of discontinued operations assets, net of taxes	(0.17)	—	—

Net income (loss) available to common stockholders	$(0.40)	$1.29	$0.52

Diluted income (loss) per common share:
Income from continuing operations	$0.07	$0.89	$0.40
Loss from discontinued operations	(0.29)	—	—
Loss on disposal of discontinued operations assets, net of taxes	(0.16)	—	—

Net income (loss) available to common stockholders	$(0.38)	$0.89	$0.40

Number of weighted average shares:
Basic	13,251	16,190	18,077
Diluted	13,683	24,459	25,634

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), stock-based compensation and gain or loss on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the year ended December 31, 2006 and 2007.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(Unaudited)

	Year Ended/Ending December 31,
	2006	2007	2008
			Projected
	Actual	Actual	Low Range	High Range
Net income	$21,815	$10,169	$12,500	$15,500
Plus (less):
Interest	4,966	6,936	4,600	4,600
(Gain) loss on debt extinguishment	(15)	1,100	—	—
Other income	(233)	(360)	—	—
Depreciation and amortization	5,660	10,761	14,100	14,100
Non-cash stock compensation	620	2,487	1,000	1,000
Income tax (benefit) expense	(6,805)	5,504	7,800	9,800

Adjusted EBITDA	$26,008	$36,597	$40,000	$45,000

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